Exhibit 10.1

MEMORANDUM OF AGREEMENT ENTERED INTO AT MONTREAL, QUEBEC, ON THE 30th DAY OF MARCH, 2007

BETWEEN:	CIARAN ROBERT GRIFFIN,

(hereinafter referred to as the “Executive”)

AND:	NEUTRON ENTERPRISES, INC.,

(hereinafter referred to as “Neutron”)

WHEREAS the Executive and Neutron entered into an Employment Agreement (the “Employment Agreement”) dated January 11, 2006 relating to the employment of the Executive by Neutron;

WHEREAS pursuant to the Employment Agreement, the parties entered into a Stock Option Agreement dated January 6, 2006 (the “First Stock Option Agreement”) whereby Neutron granted to the Executive an option to purchase one hundred thousand (100,000) shares of common stock of Neutron;

WHEREAS the Executive and Neutron entered into a Stock Option Agreement (the “Second Option Agreement”) dated August 3, 2006, whereby Neutron granted to the Executive an option to purchase two hundred thousand (200,000) shares of common stock of Neutron;

WHEREAS the parties wish to terminate the Employment Agreement and the Second Option Agreement and to amend the provisions of the First Option Agreement;

IT IS AGREED AS FOLLOWS:

1.             PREAMBLE

1.1           The Preamble to the present agreement shall form an integral part hereof as if recited at full length herein.

2.             TERMINATION OF AGREEMENTS

2.1           The Employment Agreement is hereby terminated, subject to the payment of the items indicated in this agreement as specified in Sections 3.1 and 3.2, by mutual agreement effective April 30, 2007 (the “Termination Date”).

2.2           Notwithstanding the foregoing, Section 5 of the Employment Agreement shall survive the termination of same and shall remain in full force and effect.

2.3           The Second Option Agreement and the options granted to the Executive by Neutron pursuant thereto are hereby cancelled and annulled for all future purposes.

3.             OTHER PROVISIONS

3.1           On the Termination Date, Neutron shall pay to the Executive a lump sum severance payment (the “Severance Payment”) in the amount of Thirty-seven Thousand Five Hundred Dollars ($37,500.00), from which shall be deducted all appropriate deductions at source.

3.2           In addition to the foregoing, Neutron shall, on the Termination Date, transfer to the Executive the laptop computer (the “Computer”) which he is currently using.  The Executive shall transfer to another computer owned by Neutron, as Neutron may direct, all information relating directly or indirectly to Neutron, its subsidiaries and/or its affiliates (as those terms are defined in the Canada Business Corporations Act) (all of the foregoing companies being collectively referred to as the “Neutron Group”) that is in the Executive’s said laptop computer and will delete all such information contained therein.

3.3           On or prior to the Termination Date, the Executive shall ensure that all correspondence, memoranda and other documents (whether in printed or electronically-recorded form) pertaining or related in any way to any of the Neutron Group, is transferred to an individual or location as instructed by an authorized representative of Neutron.  The Executive shall not make or maintain copies of the above information or documents.

3.4           Notwithstanding the provisions of the First Option Agreement and Neutron’s Stock Option Plan, the option granted to the Executive pursuant to the provisions of the First Option Agreement (the “First Option”) shall vest in its entirety on the Termination Date and the Executive shall have until October 31, 2008 to exercise the First Option, after which date the First Option shall expire and all rights to purchase shares of Neutron pursuant to the First Option shall cease.  This stock option is not cancellable by Neutron before its expiry, save and except in accordance with the provisions of paragraphs 6(c), 14, 16 and 17 of the Neutron Enterprises, Inc. Amended 2005 Stock Plan provided that the rights of the Executive in respect of such option are not affected differently than those of the other executives of Neutron.

3.5           The Executive agrees to co-operate with Neutron, prior to and after the Termination Date, for an orderly transition of his duties to his successor.  For clarification, this co-operation is intended to take the form of normal professional responses to questions from Neutron with respect to clarifying items presented in the financial statements of the Company.

3.6           Neutron shall provide the Executive with a letter of reference (the “Reference Letter”) on or prior to the Termination Date.

3.7           The Executive agrees that, until the Termination Date, he will diligently perform on a timely basis all of the duties associated with his employment and will complete sign and file the Company’s 10k and audited financial statements for the year ended December 31, 2006 on a timely basis prior to his departure.

3.8           Provided that the 10K for the year ended December 31, 2006 has been filed, Neutron agrees that the Executive will take the period from April 16th, 2006 to April 30th to clear his remaining vacation entitlement.

4.             RECEIPT, RELEASE AND DISCHARGE

4.1           Subject to the obligations of the parties pursuant to the present Agreement and the payment to the Executive of his salary and other benefits from the date hereof until the Termination Date, the Executive hereby grants to the Neutron Group, as well as their respective officers, directors, employees and representatives, a receipt, release and discharge from any and all claims, demands, actions and/or rights of action, present, past and/or future, of any nature whatsoever, that he has, has had and/or may have against any and/or all of them relating directly or indirectly to any of the Neutron Group, including, without in any way limiting the generality of the foregoing, relating to the Employment Agreement, the Second Option Agreement, his employment by Neutron and any stock options that may have been granted to him, save and except for the First Option.

5.             MISCELLANEOUS AND CONCLUDING PROVISIONS

5.1           Governing Law

This agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec, Canada.

5.2           Severability

Each subsection and each provision of a subsection of this agreement is independent of the other and if any subsection or provision thereof is declared invalid, illegal or unenforceable by final judgment of a competent court, then the remaining subsections and provisions shall not be affected by such declaration and shall remain valid, binding and enforceable.

5.3           Interpretation

Unless otherwise dictated by the context, the singular number shall include the plural and vice versa; the masculine shall include the feminine and vice versa and, where applicable to firms, companies or corporations, the neuter.

5.4           Headings

The headings of this agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

5.5           Acts and Documents

The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this agreement.

5.6           Binding Effect

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and legal representatives and shall not be assignable or transferable except as provided herein.

5.7           Counterparts

This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

5.8           Language

The parties acknowledge that they have required and consented that this agreement and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

/s/ Ciaran Robert Griffin
CIARAN ROBERT GRIFFIN, CA

NEUTRON ENTERPRISES, INC.

Per:	/s/ Rory Olson